Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Ryder Scott Company-Canada hereby consents to the use of its name and the information from its report regarding its estimates of reserves and future net revenues from the production and sale of those reserves of Northrock Resources, Ltd. as of December 31, 2006 and 2005, in Pogo Producing Company’s Current Report on Form 8-K, dated August 17, 2007, and to the incorporation by reference thereof into Pogo Producing Company’s previously filed Registration Statement Nos. 33-54969, 333-04233, 333-75105, 333-75105-01, 333-75105-02, 333-74861, 333-42426, 333-42428, 333-60800, 333-67324, 333-65548, 333-86856, 333-98205, 333-102775, 333-115130, 333-86417, 333-126097, 333-130557 and 333-136926.

Your very truly,

/s/ RYDER SCOTT COMPANY — CANADA
RYDER SCOTT COMPANY—CANADA

August 17, 2007
Calgary, Alberta